Exhibit 99.1
Investor Relations Contact:
Jim Pirak
(425) 256-8284
jim.pirak@symetra.com
Media Relations Contact:
Laurie Johnson
(425) 256-5049
laurie.johnson@symetra.com
SYMETRA FINANCIAL REPORTS SECOND QUARTER 2010 RESULTS
BELLEVUE, Wash.—(July 28, 2010)—Symetra Financial Corporation (NYSE: SYA) today reported second quarter 2010 net income of $35.8 million, or $0.26 per diluted share. This compares with net income of $47.0 million, or $0.42 per diluted share, in second quarter 2009.
Adjusted operating income1 was $41.5 million, or $0.30 per diluted share, in second quarter 2010, compared with $45.3 million, or $0.40 per diluted share, in the same quarter a year ago.

Summary Financial Results	Three Months Ended		Six Months Ended
(In millions, except per share data)	June 30		June 30
	2010	2009	2010	2009

Net Income	$35.8	$47.0	$82.1	$52.1
Per Diluted Share of Common Stock	$ 0.26	$ 0.42	$ 0.61	$ 0.47

Adjusted Operating Income	$41.5	$45.3	$83.4	$77.5
Per Diluted Share of Common Stock	$ 0.30	$ 0.40	$ 0.62	$ 0.69

“Symetra’s second quarter performance was highlighted by an excellent loss ratio in the Group segment and strong fixed annuity sales in Retirement Services. While the fundamentals of the business performed well, low interest rates continued to limit investment income and constrain earnings,” said Tom Marra, president and chief executive officer of Symetra Financial, who joined the company in June 2010.
Second Quarter 2010 Summary
•	Significantly improved Group loss ratio of 63.8%.

•	Higher fixed annuity sales in Retirement Services segment, contributing to record account values.

•	Continued interest spread pressure in Income Annuities segment.

•	Constrained earnings due to low interest rates and challenging investment environment.

•	Impairment losses of $1.5 million compared with losses of $28.5 million in second quarter 2009.

•	Equity portfolio losses of $8.8 million versus net gains of $19.6 million a year ago.

“In my first weeks on the job, I’ve been impressed by the level of engagement among employees as well as the depth of Symetra’s distribution relationships. Combined with the company’s risk management and balance sheet strength, expense control, product diversity and outstanding capital position, the building blocks are all in place to drive growth and improve financial performance. Our challenge now is to further diversify the business to profitably grow in a prolonged low interest rate environment,” said Marra.
“I see untapped potential at Symetra in several areas — from broadening the financial planning distribution channel and achieving even better product penetration on bank platforms to reinvigorating our individual life insurance business,” he said. “As low investment yields persist, we plan to expand less interest-rate-sensitive products like life insurance in the Individual and Group segments, while continuing our solid position in fixed deferred and income annuities.”
BUSINESS SEGMENT RESULTS

Segment Pretax Adjusted Operating Income (Loss)	Three Months Ended		Six Months Ended
(In millions)	June 30		June 30
	2010	2009	2010	2009

Group	$18.2	$17.2	$33.9	$28.7

Retirement Services	20.6	16.1	37.9	25.1

Income Annuities	6.4	10.3	12.8	24.7

Individual	19.0	18.5	42.3	35.7

Other	(5.0)	1.6	(8.9)	(1.7)

Subtotal	$59.2	$63.7	$118.0	$112.5

Less: Income Taxes*	17.7	18.4	34.6	35.0

Adjusted Operating Income	$41.5	$45.3	$83.4	$77.5

* Represents the total provision for income taxes adjusted for the tax effect on net realized investment gains (losses) and on net realized and unrealized investment gains (losses) on fixed index annuity (FIA) options at the U.S. federal income tax rate of 35%.

Group
The Group segment, which consists primarily of medical stop-loss insurance, produced second quarter 2010 pretax adjusted operating income of $18.2 million, compared with $17.2 million in second quarter 2009. The increase in operating income was due largely to better medical stop-loss underwriting results.
Group’s loss ratio for second quarter 2010 was 63.8%, compared with 66.1% in the same quarter a year ago and 68.9% in the first quarter of 2010. Continued progress in renewing stop-loss business at higher rates drove the loss ratio improvement.
Group sales in second quarter 2010 were $20.6 million, up 47% compared with $14.0 million in second quarter 2009. Increased sales of both stop-loss and limited benefit medical policies contributed to the rise in production.

Retirement Services
The Retirement Services segment, which includes fixed and variable deferred annuities, generated $20.6 million in pretax adjusted operating income in second quarter 2010, up from $16.1 million in second quarter 2009. Driving the improved operating income results were increased account values at higher interest spreads. Total account values reached a record $9.3 billion at quarter-end, compared with $7.7 billion at the end of second quarter 2009.
Retirement Services sales totaled $623.9 million for the second quarter of 2010, up 10% over sales of $568.5 million in second quarter 2009. Sales in this segment grew 65% from first quarter 2010 levels as the company worked with new and existing bank partners to increase penetration and add new Symetra products to their sales platforms.
Income Annuities
The Income Annuities segment, which includes single-premium immediate annuities (SPIAs) and structured settlements, had pretax adjusted operating income of $6.4 million in second quarter 2010, compared with $10.3 million in the same quarter a year ago.
The operating income decline was primarily the result of continued low interest spreads from reduced investment yields. This segment, which has predominately illiquid liabilities with locked-in interest rates, was challenged by prepayments of higher-yielding invested assets requiring reinvestment at lower interest rates. To help address this situation, the company is prudently increasing its originations of commercial mortgage loans, which generate relatively higher yields. Investment income for second quarter 2010 was $104.7 million, down from $107.1 million in second quarter 2009. Also contributing to the decline were second quarter 2010 mortality losses of $1.8 million, which exceeded historical average levels, compared with mortality losses of $0.5 million in the second quarter of 2009.
Income Annuities sales totaled $67.8 million in second quarter 2010, compared with sales of $56.9 million during the same quarter of 2009.
Individual
The Individual segment, which includes term and universal life insurance, and bank-owned life insurance (BOLI), produced pretax adjusted operating income of $19.0 million for second quarter 2010, compared with $18.5 million in second quarter 2009.
Individual sales were $2.4 million for second quarter 2010, consistent with sales of $2.4 million in the same quarter of 2009. Single-premium life (SPL) insurance policies sold through banks continued to perform well and will be an area of focus for future growth.
Other Segment
The Other segment, which includes unallocated corporate income and expenses, interest expense on debt and other income outside of Symetra’s four business segments, reported a pretax adjusted operating loss of $5.0 million in the second quarter of 2010. This compares with operating income of $1.6 million in second quarter 2009, which benefited from hedge fund investment gains related to equity market improvements. The majority of these hedge funds were liquidated in the second half of 2009. Included in second quarter 2010 results were charges of $1.3 million related to Symetra’s CEO transition. Additional CEO transition-related charges are expected to be insignificant in future quarters.

Investment Portfolio
Symetra had net realized investment losses of $10.0 million in second quarter 2010, compared with net gains of $2.7 million in second quarter 2009. Reflecting the decline in the equity market, Symetra’s equity portfolio posted net losses of $8.8 million in the quarter, compared with second quarter 2009 net gains of $19.6 million. Despite the loss, the company’s equity portfolio outperformed the S&P 500 total return index during the quarter. Impairment losses in the bond portfolio improved to $1.5 million in second quarter 2010, compared with losses of $28.5 million in the same quarter of 2009.
Revised 2010 Outlook
The company is revising its 2010 guidance for full-year adjusted operating income per diluted share to be between $1.15 and $1.30. Factors contributing to this revision include the sustained low interest rate environment and slower deployment of primary proceeds from Symetra’s initial public offering.
Stockholders’ Equity
Total stockholders’ equity, or book value, as of June 30, 2010 increased to $2,342.8 million, or $17.08 per share, compared with $1,971.7 million, or $14.39 per share, as of March 31, 2010. The increase in book value during the second quarter was driven by improved valuation of the bond portfolio.
Adjusted book value per share, as converted,1 was $15.02 per share as of June 30, 2010, compared with $14.81 per share as of March 31, 2010. The growth in adjusted book value reflected second quarter net income.
Symetra ended the second quarter of 2010 with an estimated risk-based capital (RBC) ratio of 486%.
Additional Financial Information
This press release and the second quarter 2010 financial supplement are posted on the company’s website at http://investors.symetra.com. Investors are encouraged to review all of these materials.
Management to Review Results on Conference Call and Webcast
Symetra’s senior management team will discuss the company’s second quarter 2010 performance with investors and analysts on Thursday, July 29, 2010 at 10 a.m., Eastern Time (7 a.m., Pacific Time). To listen by phone, dial 800-591-6930. For international callers, dial 617-614-4908. The access code is 25314654. The conference call will be broadcast live on the Internet at http://investors.symetra.com and archived later in the day for replay. Those who wish to listen to the call by phone or via the Internet should dial in or go to Symetra’s website at least 15 minutes before the call to register and/or test the compatibility of their computer.
A replay of the call can be accessed by phone at approximately 1 p.m., Eastern Time (10 a.m., Pacific Time) on July 29, 2010 by dialing 888-286-8010. For international callers, dial 617-801-6888. The access code is 14906717. The phone replay will be available through Aug. 5, 2010.
Use of Non-GAAP Measures
1 Symetra uses both U.S. generally accepted accounting principles (GAAP) and non-GAAP financial measures to track the performance of its operations and financial condition. Definitions of each non-GAAP measure are provided below, and reconciliations to the most directly comparable GAAP measures are included in the tables at the end of this press release. These measures are not substitutes for GAAP financial measures. For more information about these non-GAAP measures, please see the company’s 2009 Annual Report on Form 10-K.
This press release may include non-GAAP financial measures entitled “adjusted operating income,” “adjusted operating income per diluted share,” “operating revenues,” “adjusted book value,” “adjusted book value, as converted,” “adjusted book value per share, as converted” and “operating return on average equity.” The company defines adjusted operating income as net income, excluding after-tax net investment gains (losses) and including after-tax net investment gains (losses) on fixed index annuity (FIA) options. Adjusted operating income per diluted share is defined as adjusted operating income divided by diluted common shares outstanding. Operating revenues is defined as total revenues, excluding net realized investment gains (losses) and including net investment gains (losses) on FIA options. Adjusted book value is defined as stockholders’ equity, less accumulated other comprehensive income (loss), or AOCI. Adjusted book value, as converted, is defined as stockholders’ equity, less AOCI plus the assumed proceeds from the outstanding warrants. Adjusted book value per share, as converted, is calculated as adjusted book value, as converted, divided by the sum of outstanding common shares and shares subject to outstanding warrants. Operating return on average equity consists of adjusted operating income for the most recent four quarters, divided by average ending adjusted book value for the most recent five quarters.
Definition of Selected Operating Performance Measures
The company reports selected operating performance measures, which are commonly used in the insurance industry as measures of operating performance and financial condition. These measures are described here:
Loss ratio – Represents policyholder benefits and claims incurred divided by premiums earned.
Sales – For the Group segment, sales represent annualized first-year premiums for new policies. For the Retirement Services and Income Annuities segments, sales represent deposits for new policies. For the Individual segment, sales represent annualized first-year premiums for recurring premium products and 10% of new deposits for BOLI and other single-premium products.
About Symetra Financial
Symetra Financial Corporation (NYSE: SYA) is a diversified financial services company based in Bellevue, Wash. In business since 1957, Symetra provides employee benefits, annuities and life insurance through a national network of benefit consultants, financial institutions, and independent agents and advisors. For more information, visit www.symetra.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of current or historical facts included or referenced in this release that address activities, events or developments that we expect or anticipate will or may occur in the future, are forward-looking statements. The words “will,” “believe,” “intend,” “plan,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions also are intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to Symetra’s:
•	estimates or projections of revenues, net income (loss), net income (loss) per share, adjusted operating income (loss), adjusted operating income (loss) per share, market share or other financial forecasts;

•	trends in operations, financial performance and financial condition;

•	financial and operating targets or plans; and

•	business and growth strategy.
These statements are based on certain assumptions and analyses made by Symetra in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate under the circumstances. Whether actual results and developments will conform to Symetra’s expectations and predictions is subject to a number of risks, uncertainties and contingencies that could cause actual results to differ materially from expectations, including, among others:
•	general economic, market or business conditions, including further economic downturns or other adverse conditions in the global and domestic capital and credit markets;

•	the availability of capital and financing;

•	potential investment losses;

•	the effects of fluctuations in interest rates and a prolonged low interest rate environment;

•	recorded reserves for future policy benefits and claims subsequently proving to be inadequate or inaccurate;

•	deviations from assumptions used in setting prices for insurance and annuity products;

•	market pricing and competitive trends related to insurance products and services;

•	changes in amortization of deferred policy acquisition costs;

•	financial strength or credit ratings downgrades;

•	the continued availability and cost of reinsurance coverage;

•	changes in laws or regulations, or their interpretation, including those that could increase Symetra’s business costs and required capital levels;

•	the ability of subsidiaries to pay dividends to Symetra;

•	the effects of implementation of the Patient Protection and Affordable Care Act;

•	the effects of implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act; and

•	the risks that are described from time to time in Symetra’s filings with the U.S. Securities and Exchange Commission, including those in Symetra’s 2009 Annual Report on Form 10-K and quarterly reports on Form 10-Q.
Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Symetra will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Symetra or its business or operations. Symetra assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

Symetra Financial Corporation
Consolidated Income Statement Data
(in millions, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009
Revenues
Premiums	$115.5	$116.8	$234.5	$236.3
Net investment income	297.1	283.1	584.0	545.8
Policy fees, contract charges and other	41.8	40.7	82.3	80.3
Net realized investment gains (losses):
Total other-than-temporary impairment losses on securities	(2.7)	(72.2)	(20.6)	(123.8)
Less: portion of losses recognized in other comprehensive income	1.2	43.7	9.4	67.5

Net impairment losses recognized in earnings	(1.5)	(28.5)	(11.2)	(56.3)
Other net realized investment gains (losses)	(8.5)	31.2	8.0	16.0

Total net realized investment gains (losses)	(10.0)	2.7	(3.2)	(40.3)

Total revenues	444.4	443.3	897.6	822.1

Benefits and expenses
Policyholder benefits and claims	83.3	82.1	169.5	176.5
Interest credited	221.5	213.1	440.0	408.7
Other underwriting and operating expenses	64.2	62.0	123.8	125.0
Interest expense	7.9	8.0	15.9	15.9
Amortization of deferred policy acquisition costs	17.0	11.9	32.4	22.6

Total benefits and expenses	393.9	377.1	781.6	748.7

Income from operations before income taxes	50.5	66.2	116.0	73.4

Provision (benefit) for income taxes
Current	17.4	9.6	27.3	11.5
Deferred	(2.7)	9.6	6.6	9.8

Total provision for income taxes	14.7	19.2	33.9	21.3

Net income	$35.8	$47.0	$82.1	$52.1

Net income per common share
Basic	$0.26	$0.42	$0.61	$0.47
Diluted	$0.26	$0.42	$0.61	$0.47

Weighted-average number of common shares outstanding
Basic	137.019	111.622	134.035	111.622
Diluted	137.038	111.622	134.056	111.622

Cash dividends declared per common share	$0.05	$—	$0.05	$—

Non-GAAP financial measures
Adjusted operating income	$41.5	$45.3	$83.4	$77.5

Reconciliation to net income
Net income	$35.8	$47.0	$82.1	$52.1
Less: Net realized investment gains (losses) (net of taxes)*	(6.6)	1.8	(2.1)	(26.2)
Add: Net investment gains (losses) on FIA options (net of taxes)**	(0.9)	0.1	(0.8)	(0.8)

Adjusted operating income	$41.5	$45.3	$83.4	$77.5

*Net realized investment gains (losses) are reported net of taxes of $(3.4), $0.9, $(1.1) and $(14.1) for the three and six months ended June 30, 2010 and 2009, respectively.

**Net investment gains (losses) on FIA options are reported net of taxes of $(0.4), $0.1, $(0.4) and $(0.4) for the three and six months ended June 30, 2010 and 2009, respectively.

Symetra Financial Corporation
Consolidated Balance Sheet Data
(in millions, except per share data)
(unaudited)

	June 30	December 31
	2010	2009
Assets
Total investments	$22,358.6	$20,183.1
Other assets	1,233.8	1,414.3
Separate account assets	759.0	840.1

Total assets	$24,351.4	$22,437.5

Liabilities and stockholders’ equity
Policyholder liabilities	$20,456.9	$19,463.1
Notes payable	449.0	448.9
Other liabilities	343.7	252.1
Separate account liabilities	759.0	840.1

Total liabilities	22,008.6	21,004.2

Common stock and additional paid-in capital	1,450.7	1,166.6
Retained earnings	391.6	316.4
Accumulated other comprehensive income (loss), net of taxes	501.1	(49.7)
Treasury stock	(0.6)	—

Total stockholders’ equity	2,342.8	1,433.3

Total liabilities and stockholders’ equity	$24,351.4	$22,437.5

Book value per share*	$17.08	$12.83

Non-GAAP financial measures
Adjusted book value	$1,841.7	$1,483.0

Reconciliation to stockholders’ equity
Total stockholders’ equity	$2,342.8	$1,433.3
Less: AOCI	501.1	(49.7)

Adjusted book value	1,841.7	1,483.0
Add: Assumed proceeds from exercise of warrants	218.1	218.1

Adjusted book value, as converted	$2,059.8	$1,701.1

Adjusted book value per share, as converted**	$15.02	$15.23

*Book value per share is calculated based on stockholders’ equity divided by outstanding common shares plus shares subject to outstanding warrants, totaling 137,150,784 and 111,705,199 as of June 30, 2010 and December 31, 2009, respectively.

**Adjusted book value per share, as converted, is calculated based on adjusted book value, as converted, divided by outstanding common shares plus shares subject to outstanding warrants, totaling 137,150,784 and 111,705,199 as of June 30, 2010 and December 31, 2009, respectively.

Symetra Financial Corporation
Reconciliation of Segment Pretax Adjusted Operating Income, Operating Revenues and Operating ROAE
(in millions)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009
Segment pretax adjusted operating income (loss)
Group	$18.2	$17.2	$33.9	$28.7
Retirement Services	20.6	16.1	37.9	25.1
Income Annuities	6.4	10.3	12.8	24.7
Individual	19.0	18.5	42.3	35.7
Other	(5.0)	1.6	(8.9)	(1.7)

Subtotal	59.2	63.7	118.0	112.5

Add: Net realized investment gains (losses)	(10.0)	2.7	(3.2)	(40.3)
Less: Net investment gains (losses) on FIA options	(1.3)	0.2	(1.2)	(1.2)

Income from operations before income taxes	$50.5	$66.2	$116.0	$73.4

Reconciliation of revenues to operating revenues
Revenues	$444.4	$443.3	$897.6	$822.1
Less: Net realized investment gains (losses)	(10.0)	2.7	(3.2)	(40.3)
Add: Net investment gains (losses) on FIA options	(1.3)	0.2	(1.2)	(1.2)

Operating revenues	$453.1	$440.8	$899.6	$861.2

	Twelve Months Ended
	June 30
	2010	2009
ROE	9.9%	7.5%
Average stockholders’ equity*	$1,598.4	$561.6
Non-GAAP financial measures
Operating ROAE	9.6%	10.7%
Average adjusted book value**	$1,598.8	$1,359.4

*Average stockholders’ equity is derived by averaging ending stockholders’ equity for the most recent five quarters.

**Average adjusted book value is derived by averaging ending adjusted book value for the most recent five quarters.